Exhibit 99.1

            Reports Fiscal 2006 Fourth Quarter and Full Year Results;
                    Acquisition of Premier Retail Properties
                   from Albertsons on Track to Close in June

    MINNEAPOLIS--(BUSINESS WIRE)--April 18, 2006--SUPERVALU INC. (NYSE:SVU) today reported results for the fourth quarter of fiscal 2006, which ended February 25, 2006. The company reported net sales of $4.6 billion, unchanged in comparison to the same period of fiscal 2005, net earnings of $6.0 million compared to $92.9 million last year, basic earnings per share of $0.04 compared to $0.69 last year, and diluted earnings per share of $0.04 compared to $0.65 last year. Fourth quarter results include net after-tax charges of $72.4 million, or $0.54 per basic share and $0.51 per diluted share, primarily related to the sale of Cub Foods stores in Chicago, asset impairment related to the planned disposition of its Deals stores, the plan to sell its Shop 'n Save Pittsburgh stores, and costs related to supply chain growth initiatives.
    For the fiscal 2006 full year, SUPERVALU reported net sales of $19.9 billion compared to $19.5 billion last year, net earnings of $206.2 million compared to $385.8 million last year, basic earnings per share of $1.52 compared to $2.86 last year, and diluted earnings per share of $1.46 compared to $2.71 last year. Full-year results included net after-tax charges of $129.6 million, or $0.95 per basic share and $0.89 per diluted share, primarily related to the sale of Cub Foods stores in Chicago, the plan to sell its Shop 'n Save Pittsburgh stores, costs related to supply chain growth initiatives, asset impairment related to the planned disposition of its Deals stores, losses incurred from Hurricane Katrina, costs related to acquisition activities, and restructure charges primarily associated with changes in estimates on exited real estate. Fiscal 2005 results include $0.51 basic earnings per share and $0.47 diluted earnings per share impact from the net after-tax gain of $68.3 million on the sale of the company's minority interest in WinCo Foods, Inc. Fiscal 2005 also includes net after-tax restructure charges of $16.6 million or $0.12 per diluted share primarily associated with employee benefit costs from previously exited distribution facilities, as well as changes in estimates on exited real estate.
    Jeff Noddle, SUPERVALU chairman and chief executive officer said, "Fiscal year 2006 was the year we mapped out our vision for the future, invested in our business and then focused our energies on the activities necessary to effectively combine our operations with the premier retail properties of Albertsons. The reported results for fiscal 2006 include the divesture of certain non-strategic retail properties, as well as the sale of the Cub Foods stores in Chicago to facilitate the pending acquisition. Our efforts are fully directed toward bringing the acquisition to successful completion. Our significantly expanded footprint of approximately 2,500 stores will maximize our scale and allow us to deliver the economics of our combined enterprise. Fiscal 2007 will be the year we begin the transformation of SUPERVALU into a national retail and pharmacy powerhouse."
    "I am in the process of finalizing the executive leadership of the new enterprise that I plan to announce in early May. We intend to provide full year guidance of the combined new enterprise soon, hopefully by mid-May, and we are still planning for a June close. I know I speak for the entire team when I express my excitement and confidence in our future."

    Segment Results

    Retail Food Segment - Fourth quarter retail net sales were $2.5 billion compared to $2.6 billion last year. The decline in net sales primarily reflects store divestitures, store closings and soft comparable sales, which offset sales growth from new stores. Comparable store sales growth for the quarter was negative 1.1 percent with positive comparable store sales at company-operated Save-A-Lot stores. When adjusted for planned in-market store expansion, fourth quarter comparable store sales growth was negative 0.6 percent. For the full year, comparable store sales growth was negative 0.5 percent. When adjusted for planned in-market store expansion, fiscal 2006 comparable store sales growth was negative 0.1 percent. Exclusive of the Cub Foods stores in Chicago, Shop 'n Save stores in Pittsburgh and the Deals stores, total retail square footage, including licensed stores, increased by approximately two percent from last year's fourth quarter, with Save-A-Lot's total square footage increasing by approximately one percent.
    The reported retail operating loss for the fourth quarter was $2.2 million compared to earnings of $111.0 million last year. Reported operating earnings as a percent of sales was negative 0.1 percent compared to 4.3 percent last year. Fourth quarter results include charges of approximately $94 million pretax related to the sale of 26 Cub Foods stores in Chicago, approximately $14 million pretax for asset impairment related to the planned disposition of 138 Deals stores, and approximately $3 million pretax related to the plan to sell 20 Shop 'n Save stores in Pittsburgh. These items accounted for the entire decline in fourth quarter operating earnings as a percent of sales compared to last year. This quarter's performance also reflected benefits of merchandising programs offset by higher expenses, primarily utilities and property taxes.
    New store activity since last year's fourth quarter, including licensed stores, resulted in 68 new stores, opened and acquired, and 85 store closings. During fiscal 2006, new stores opened include 55 extreme value stores and 13 regional banner stores. Fiscal 2006 store closings include 49 Save-A-Lot stores and 36 regional banner stores including Cub Chicago and Shop 'n Save Pittsburgh. Save-A-Lot, including licensees, operated 1,154 stores, of which 445 were combination stores compared to 394 combination stores at the end of fiscal 2005.
    For the full year, SUPERVALU's retail segment reported net sales of $10.6 billion, compared to $10.5 billion last year and operating earnings of $268.8 million compared to $446.3 million last year. Fiscal 2006 operating earnings include pretax charges of approximately $174 million related to the sale of Cub Foods stores in Chicago, the plan to sell its Shop 'n Save stores in Pittsburgh, the asset impairment related to the planned disposition of Deals stores, and losses incurred from Hurricane Katrina.
    Supply Chain Services Segment - Fourth quarter net sales for supply chain services were $2.1 billion compared to $2.0 billion last year. The increase in sales primarily reflects new business growth and the third-party logistics service business acquired in February of 2005 that offset customer attrition.
    Reported supply chain services operating earnings for the fourth quarter were $41.4 million, compared to $59.4 million last year. Reported operating earnings as a percent of sales was 2.0 percent, compared to a record 2.9 percent in last year's fourth quarter. The decline in operating earnings compared to prior year includes approximately $11 million of losses incurred related to minority-owned investments and costs related to supply chain growth initiatives. These items accounted for approximately 50 basis points of the decline in operating earnings as a percent of sales in the fourth quarter compared to a year ago. The remainder of the decline in operating earnings as a percent of sales reflects higher LIFO expense and changing customer mix.
    For the full year, SUPERVALU's supply chain services segment reported net sales of $9.2 billion compared to $9.0 billion last year and operating earnings of $214.4 million compared to $234.6 million last year. Fiscal 2006 operating earnings include pretax costs of approximately $22 million relating to supply chain growth initiatives.

    Other Items

    General corporate expense for the fourth quarter was $4.7 million compared to $10.1 million last year primarily reflecting lower benefit and incentive costs.
    SUPERVALU's effective tax rate for the fourth quarter was 47.5 percent primarily reflecting the write-off of non-deductible goodwill on the sale of Cub Foods Chicago stores. The annual effective rate for fiscal 2006 was 37.4 percent versus 35.8 percent for fiscal 2005 reflecting last year's net favorable tax settlements.
    Capital spending for the fourth quarter and full year was $121.5 million and $365.3 million, including $30.4 million and $57.4 million in capital leases, respectively. Capital spending primarily included retail store expansion, store remodeling, and supply chain growth initiatives.
    Cash at year end was approximately $686 million. Total debt to capital was 36.7 percent at year end compared to 40.1 percent at fiscal 2005 year end. The total debt to capital ratio is calculated as total debt, which includes notes payable, current debt and obligations under capital leases, long-term debt and obligations under capital leases, divided by the sum of total debt and total stockholders' equity.
    Basic weighted average shares outstanding in the quarter were
136.3 million shares compared to 135.1 million shares last year. Diluted weighted average shares outstanding in the quarter were 137.9 million shares compared to 145.2 million shares last year with the decrease primarily due to the anti-dilutive impact of 7.8 million of contingently convertible debentures in fiscal 2006. For the full year, basic weighted average shares outstanding were 136.1 million compared to 135.0 million last year and diluted weighted average shares outstanding were 145.7 million compared to 144.9 million last year. As of February 25, 2006, SUPERVALU had 136.4 million shares outstanding.

    Fiscal 2007 Guidance

    The company plans to establish preliminary earnings guidance for the combined enterprise reflecting the acquisition of the premier properties of Albertsons by mid-May.
    Commenting on SUPERVALU, Noddle said, "SUPERVALU is on the verge of a major transformation. We remain firmly committed to our vision and our financial goals. As we combine two powerful organizations, we will focus on several key areas including the application of our strict operating discipline to maximize return and reclaim investment grade status, and the differentiation of our company through innovative programs and retail merchandising initiatives across all of our retail banners."
    A conference call to review the full-year results is scheduled for today at 9:00 a.m. (CDT). A live Web cast of the call will be available at www.supervalu.com. An archive of the call is accessible via telephone by dialing 1-630-652-3041 with pass code 14309092 and through the company's Web site at www.supervalu.com. The conference call archive will be available through May 2, 2006.

    About SUPERVALU INC

    Celebrating its 135th year of fresh thinking, SUPERVALU INC., a Fortune 500 company, is one of the largest companies in the United States grocery channel. With annual revenues of approximately $20 billion, SUPERVALU holds leading market share positions across the U.S. with its 1,381 retail grocery locations, including licensed Save-A-Lot locations. With its Save-A-Lot format, the company holds the number one market position in the extreme value grocery retail sector. Through SUPERVALU's geographically diverse supply chain network, the company provides distribution and related logistics support services to grocery retailers across the nation. In addition, SUPERVALU's third-party logistics business provides end-to-end supply chain management solutions that deliver value for manufacturers, consumer products retailers and food service customers. SUPERVALU currently has approximately 50,000 employees. For more information about SUPERVALU visit http://www.supervalu.com.
    As of February 25, 2006 SUPERVALU's retail store network consists of 1,381 stores in 40 states, including 1,154 extreme value stores, (292 corporate-owned Save-A-Lot stores, 862 licensed Save-A-Lot stores); and 227 regional banner stores (Cub Foods, Shop 'n Save, Shoppers Food & Pharmacy, bigg's, Farm Fresh, Scott's Foods, Hornbacher's and Sunflower Market stores). Store counts are adjusted for the planned sale of Deals and Shop 'n Save Pittsburgh. SUPERVALU serves as primary supplier to approximately 2,200 stores and SUPERVALU's own regional banner store network of 227 stores.
    On January 23, 2006, SUPERVALU, CVS and an investment group led by Cerberus Capital Management, L.P. announced that they had reached definitive agreements to acquire Albertson's, Inc. (NYSE:ABS). In accordance with the agreements, SUPERVALU will acquire key retail operations of Albertsons - representing more than 1,100 stores - including Acme Markets, Bristol Farms, Jewel-Osco, Shaw's Supermarkets, Star Markets, and Albertsons banner stores in the Intermountain, Northwest and Southern California regions. The acquisition will also include the related in-store pharmacies under the Osco Drug and Sav-on banners. As a result of the acquisition, which is subject to approval by both the shareholders of Albertson's, Inc. and SUPERVALU INC., SUPERVALU will become the nation's third-largest supermarket chain with annual revenues of approximately $44 billion.

    CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES
LITIGATION REFORM ACT OF 1995

    Except for the historical and factual information contained herein, the matters set forth in this filing, including statements as to the expected benefits of the acquisition such as efficiencies, cost savings, market profile and financial strength, and the competitive ability and position of the combined company, and other statements identified by words such as "estimates," "expects," "projects," "plans," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including required approvals by SUPERVALU and Albertsons stockholders and regulatory agencies, the possibility that the anticipated benefits from the acquisition cannot be fully realized or may take longer to realize than expected, the possibility that costs or difficulties related to the integration of Albertsons operations into SUPERVALU will be greater than expected, the impact of competition and other risk factors relating to our industry as detailed from time to time in each of SUPERVALU's and Albertsons reports filed with the SEC. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, SUPERVALU undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

    ADDITIONAL INFORMATION

    SUPERVALU and Albertsons have filed a preliminary joint proxy statement/prospectus with the Securities and Exchange Commission
(SEC). INVESTORS ARE URGED TO READ THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain the definitive joint proxy statement/prospectus (when available), as well as other filings containing information about SUPERVALU and Albertson's, free of charge, at the website maintained by the SEC at www.sec.gov. Copies of the definitive joint proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the definitive joint proxy statement/prospectus can also be obtained, free of charge, by directing a request to SUPERVALU INC., 11840 Valley View Road, Eden Prairie, Minnesota, 55344, Attention: Corporate Secretary, or to Albertson's, Inc., 250 East Parkcenter Boulevard, Boise, Idaho, 83706-3940, Attention: Corporate Secretary. The respective directors and executive officers of SUPERVALU and Albertson's and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding SUPERVALU's directors and executive officers is available in its proxy statement filed with the SEC by SUPERVALU on May 12, 2005, and information regarding Albertson's directors and executive officers is available in its proxy statement filed with the SEC by Albertson's on May 6, 2005. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained the definitive joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.



SUPERVALU INC. and Subsidiaries

Consolidated Composition of Net Sales and Operating Earnings

The following table sets forth the composition of the company's net sales and earnings.
(In thousands)

                                                  Fourth Quarter
                                                 (12 weeks ended)
                                               Feb. 25,    Feb. 26,
 (unaudited)                                      2006        2005
 -------------------------------------------- ------------------------
 Net sales
 -------------------------------------------- ------------------------

 Retail Food                                  $2,527,894  $2,553,868
    % of total                                      54.5 %      55.6 %

 Supply Chain Services                         2,112,210   2,036,638
    % of total                                      45.5 %      44.4 %

 Total net sales                              $4,640,104  $4,590,506
                                                   100.0 %     100.0 %
 -------------------------------------------- ------------------------
 Earnings
 -------------------------------------------- ------------------------

 Retail Food operating earnings                  $(2,195)   $110,982
    % of sales                                      -0.1 %       4.3 %

 Supply Chain Services operating earnings         41,366      59,391
    % of sales                                       2.0 %       2.9 %

                                              ------------------------
 Subtotal                                         39,171     170,373
    % of sales                                       0.8 %       3.7 %

 General corporate expense                        (4,651)    (10,141)

 Restructure and other charges                    (1,086)          -

                                              ------------------------
 Total operating earnings                         33,434     160,232
    % of sales                                       0.7 %       3.5 %

 Interest expense, net                           (22,011)    (25,140)

 Earnings before income taxes                     11,423     135,092

 Income tax expense                               (5,421)    (42,159)

                                              ------------------------
 Net earnings                                     $6,002     $92,933
 ============================================ ========================

NOTE 1:
 Pretax LIFO expense                              $4,537       $(921)

NOTE 2:
 Pretax depreciation and amortization
    Retail Food Segment                          $51,938     $50,918
    Supply Chain Services Segment                 19,664      19,412
    General Corporate                                180          52
                                              ----------- -----------
    Total Company                                $71,782     $70,382
                                              =========== ===========




SUPERVALU INC. and Subsidiaries

Consolidated Composition of Net Sales and Operating Earnings

The following table sets forth the composition of the company's net sales and earnings.
(In thousands)

                                                  Year-to-date
                                                (52 weeks) ended
                                            -------------------------
                                             Feb. 25,     Feb. 26,
 (unaudited)                                    2006         2005
 ------------------------------------------ --------------------------
 Net sales
 ------------------------------------------ --------------------------

 Retail Food                                $10,634,954  $10,549,478
   % of total                                      53.5 %       54.0 %

 Supply Chain Services                        9,228,645    8,993,762
   % of total                                      46.5 %       46.0 %

 Total net sales                            $19,863,599  $19,543,240
                                                  100.0 %      100.0 %
 ------------------------------------------ --------------------------
 Earnings
 ------------------------------------------ --------------------------

 Retail Food operating earnings                $268,820     $446,303
   % of sales                                       2.5 %        4.2 %

 Supply Chain Services operating earnings       214,371      234,585
   % of sales                                       2.3 %        2.6 %

                                            --------------------------
 Subtotal                                       483,191      680,888
   % of sales                                       2.4 %        3.5 %

 General corporate expense                      (43,578)     (48,064)

 Gain on sale of WinCo Foods, Inc.                    -      109,238

 Restructure and other charges                   (4,455)     (26,416)

                                            --------------------------
 Total operating earnings                       435,158      715,646
   % of sales                                       2.2 %        3.7 %

 Interest expense, net                         (106,010)    (114,782)

 Earnings before income taxes                   329,148      600,864

 Income tax expense                            (122,979)    (215,041)

                                            --------------------------
 Net earnings                                  $206,169     $385,823
 ========================================== ==========================

NOTE 1:
 Pretax LIFO expense                            $11,397       $6,112

NOTE 2:
 Pretax depreciation and amortization
   Retail Food Segment                         $216,480     $207,523
   Supply Chain Services Segment                 93,535       94,943
   General Corporate                                663          573
                                            ------------ ------------
   Total Company                               $310,678     $303,039
                                            ============ ============




CONSOLIDATED STATEMENTS OF EARNINGS

----------------------------------------------------------------------
SUPERVALU INC. and Subsidiaries
----------------------------------------------------------------------
(In thousands, except per share data)

                                  Fourth Quarter (12 weeks ended)
                                Feb. 25,     % of     Feb. 26,   % of
(unaudited)                       2006      sales       2005    sales
----------------------------- ----------------------------------------

Net sales                      $4,640,104    100.0% $4,590,506  100.0%

Costs and expenses:
Cost of sales                   3,959,095     85.3%  3,889,110   84.7%
Selling and administrative
 expenses                         646,489     14.0%    541,164   11.8%
Restructure and other charges       1,086      0.0%          -    0.0%
                              ----------------------------------------

Operating earnings                 33,434      0.7%    160,232    3.5%
Interest expense, net              22,011      0.5%     25,140    0.6%
                              ----------------------------------------

Earnings before income taxes       11,423      0.2%    135,092    2.9%
Provision for Income taxes          5,421      0.1%     42,159    0.9%
                              ----------------------------------------

Net earnings                       $6,002      0.1%    $92,933    2.0%
                              ========================================

Weighted average number of common shares
 outstanding
Basic                             136,313              135,116
Diluted                           137,921              145,243
Net earnings per common share
 - basic                            $0.04                $0.69
Net earnings per common share
 - diluted                          $0.04                $0.65
Dividends declared per common
 share                            $0.1625              $0.1525





CONSOLIDATED STATEMENTS OF EARNINGS

----------------------------------------------------------------------
SUPERVALU INC. and Subsidiaries
----------------------------------------------------------------------
(In thousands, except per share data)

                                    Year-to-date (52 weeks) ended
                                 Feb. 25,    % of    Feb. 26,    % of
(unaudited)                        2006     sales      2005     sales
------------------------------ ---------------------------------------

Net sales                      $19,863,599  100.0% $19,543,240  100.0%

Costs and expenses:
Cost of sales                   16,977,352   85.5%  16,681,472   85.4%
Selling and administrative
 expenses                        2,446,634   12.3%   2,228,944   11.4%
Gain on sale WinCo Foods, Inc.           -    0.0%    (109,238)  -0.6%
Restructure and other charges        4,455    0.0%      26,416    0.1%
                               ---------------------------------------

Operating earnings                 435,158    2.2%     715,646    3.7%
Interest expense, net              106,010    0.5%     114,782    0.6%
                               ---------------------------------------

Earnings before income taxes       329,148    1.7%     600,864    3.1%
Income tax expense                 122,979    0.6%     215,041    1.1%
                               ---------------------------------------

Net earnings                      $206,169    1.1%    $385,823    2.0%
                               =======================================

Weighted average number of common shares
 outstanding
Basic                              136,077             135,003
Diluted                            145,699             144,924
Net earnings per common share -
 basic                               $1.52               $2.86
Net earnings per common share -
 diluted                             $1.46               $2.71
Dividends declared per common
 share                             $0.6400             $0.6025




CONDENSED CONSOLIDATED BALANCE SHEETS

----------------------------------------------------------------------
SUPERVALU INC. and Subsidiaries
----------------------------------------------------------------------
(In thousands)
                                                Fiscal       Fiscal
                                               Year End     Year End
                                             -------------------------
                                             February 25, February 26,
(unaudited)                                      2006         2005
----------------------------------------------------------------------
Assets
Current Assets
    Cash and cash equivalents                   $686,099     $463,915
    Receivables, net                             439,168      464,249
    Inventories, net                             954,200    1,032,034
    Other current assets                          98,817      161,922
                                             -------------------------

             Total current assets              2,178,284    2,122,120

Long-term receivables, net                        65,902       88,551

Property, plant and equipment, net             1,968,872    2,190,888

Goodwill & Other Long Term Assets              1,832,680    1,872,403
                                             -------------------------

Total assets                                  $6,045,738   $6,273,962
======================================================================


Liabilities and Stockholders' Equity
Current Liabilities
    Accounts payable                          $1,028,903   $1,106,860
    Current debt and obligations under
     capital leases                              111,721       99,463
    Other current liabilities                    366,394      420,888
                                             -------------------------

             Total current liabilities         1,507,018    1,627,211

Long-term debt and obligations under capital
 leases                                        1,405,971    1,578,867
Other liabilities and deferred income taxes      513,296      557,323

Total stockholders' equity                     2,619,453    2,510,561
                                             -------------------------

Total liabilities and stockholders' equity    $6,045,738   $6,273,962
======================================================================


    CONTACT: SUPERVALU INC., Minneapolis
             Yolanda Scharton, 952-828-4540
             yolanda.scharton@supervalu.com
             or
             Haley Meyer, 952-828-4786
             haley.meyer@supervalu.com